Exhibit 99.1

Press Release	Source: ICOP Digital, Inc.

ICOP Digital Announces 2005 Year End Results

Friday March 24, 8:30 am ET

LENEXA, Kan., March 24 /PRNewswire-FirstCall/ — ICOP Digital, Inc. (Nasdaq: ICOP - News; NYSE Arca: ICOP), a leading provider of digital in-car video systems for law enforcement, today reported its financial results for the three months and fiscal year ended December 31, 2005.

Financial Highlights for Fiscal Year 2005, Ended December 31, 2005 Compared to Fiscal Year 2004, Ended December 31, 2004:

•	Revenues rose to $1.8 million from $51,000.

•	Loss from operations decreased slightly even after absorbing debt issue costs of $470,000.

•	Net loss to common shareholders increased slightly to $2.90 million, or $0.92 basic and diluted loss per share, from $2.89 million, or $1.80 basic and diluted loss per share. Moreover, 2004 net losses reflect a gain of $472,000 from the restructuring of trade debt.

Financial Highlights for the Three-Month Period Ended December 31, 2005 Compared to Same Three Month Period Ended December 31, 2004:

•	Revenues increased to approximately $531,000 from $51,000.

•	Gross profit margin for the current three month reporting period was 45%; this compared to a gross profit margin of 42% for the three months ended September 30, 2005.

•	Net Losses decreased 20% to approximately $747,000, or $0.15 basic and diluted loss per share, compared to net losses of approximately $938,000, or $0.58 basic and diluted loss per share.

As of December 31, 2005, the Company had approximately $3.2 million in cash and receivables, approximately $2.5 million in restricted cash and total stockholders’ equity of approximately $9.2 million. Current available working capital stands at approximately $8.6 million.

Commenting on the yearend results, Dave Owen, Chief Executive Officer of ICOP, stated, “In 2005, ICOP Digital achieved several critical milestones, not the least of which was completing a major public offering, advancing to a national exchange, building our sales and support infrastructure, establishing our corporate and product branding strategies and successfully executing the national launch of the ICOP Model 20/20. Now that we have two full quarters behind us since the product launch in late June of 2005, and have the end of first quarter of 2006 fast approaching, we have gained a great deal of visibility into the broad range of challenges that we must address and overcome in our sales and marketing processes — particularly as it relates to progressing through highly complex budgetary issues we confront when pursuing large, metropolitan law enforcement agencies as new customers.”

Continuing, Owen noted, “We continue to see a steady increase in the number of purchase orders that we are processing on a monthly basis — with many of these being reorders from agencies that are electing to implement fleet-wide deployments of the ICOP Model 20/20 following successful limited deployments. When matched head-to-head with competitive digital, in-car video systems available on the market, the ICOP Model 20/20 stands apart in price, features and functionality and quickly wins favor from agency administrators. However, the overwhelming challenge has been working through the budgetary review and approval processes necessary to source municipal, county, state or federal funds to outfit agency fleets. In some instances, this process can exceed six months with many of the larger agencies, while smaller agencies with fewer vehicles can obtain funding in a matter of weeks.

Irrespective of the size of our pending customers, we remain confident that ICOP Digital will ultimately win a sizable share of the $2 billion domestic law enforcement market.”

“As we progress through 2006, ICOP Digital will also begin announcing our expansion into advanced surveillance solutions for homeland defense and security applications, including buses (public transit and school), rail, and stationary surveillance solutions — providing a veil of protection for communities,” concluded Owen.

ICOP Digital will also host a teleconference this morning beginning at 10:00 A.M. Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-219-6110 or via the web at http://www.ICOP.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on http://www.ICOP.com.

About ICOP Digital, Inc.

ICOP Digital, Inc. is a Kansas-based company that delivers innovative, mission-critical security, surveillance, and communications solutions that provide timely and accurate information for the public and private sectors, and monitor and protect people, assets and profits. The ICOP Model 20/20(TM) is the leading digital in-car video recorder system for use by law enforcement. ICOP Digital is currently marketing its solutions for application in law enforcement, homeland security and defense, mass transit and commercial surveillance. ICOP Digital, an approved GSA contractor, is dual listed on the NASDAQ market and the NYSE Arca, and the common stock and warrants trade under the ticker symbols “ICOP” and “ICOPW,” respectively. For more information, please visit http://www.ICOP.com, or view a 3-minute movie about ICOP at http://www.impactmovie.com/ICOP.

For more information, contact:	For Investor Relations:
Laura E. Owen, COO	Elite Financial Communications Group, LLC
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com http://www.ICOP.com

ICOP DIGITAL, INC.

BALANCE SHEET (Unaudited)

DECEMBER 31, 2005

Assets
Current assets:
Cash	$2,734,458
Cash, restricted	2,494,585
Accounts receivable, net	470,094
Inventories, at cost	3,562,217
Prepaid expenses	92,407
Total current assets	9,353,761
Property and equipment, less accumulated depreciation of $123,278	602,107
Other assets:
Deferred patent costs	61,480
Security deposit	15,000
$10,032,348
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$471,726
Accrued liabilities	221,974
Unearned revenue	29,325
Current maturities of long-term debt	28,262
Total current liabilities	751,287
Long-term debt, net of current maturities	76,651
Total liabilities	827,938
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized, 5,478,182 shares issued and outstanding	19,303,683
Accumulated other comprehensive loss, net of tax	71,695
Retained deficit	(10,170,968)
Total shareholders’ equity	9,204,410
$10,032,348

ICOP DIGITAL, INC.

Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Sales, net of returns	$530,730	$50,657	$1,760,421	$50,657
Cost of sales	288,756	31,755	1,051,570	31,755
Gross profit	241,974	18,902	708,851	18,902
	45%	37%	40%	37%
Operating expenses:
Selling, general and administrative	641,936	276,770	2,259,176	1,528,564
Research and development	397,017	272,543	796,082	941,111
Debt issue costs	—	—	470,000	—
Settlement of dispute	—	400,000	—	400,000
Total operating expenses	1,038,953	949,313	3,525,258	2,869,675
Loss from operations	(796,979)	(930,411)	(2,816,407)	(2,850,773)
Other income (expense):
Realized gain (loss) on foreign currency transactions	28,114	—	(26,909)	—
Unusual item:
Gain on restructure of trade debt	—	—	—	471,707
Interest income	22,562	—	52,752	—
Interest expense	(1,106)	(7,619)	(107,234)	(13,447)
Loss before income taxes	(747,409)	(938,030)	(2,897,798)	(2,392,513)
Income tax provision	—	—	—	—
Net loss	$(747,409)	$(938,030)	$(2,897,798)	$(2,392,513)
Net loss available to common shareholders after beneficial conversion feature	$(747,409)	$(938,030)	$(2,897,798)	$(2,892,513)
Basic and diluted loss per share	$(0.15)	$(0.58)	$(0.92)	$(1.80)
Basic and diluted weighted average common shares outstanding	4,990,682	1,628,182	3,156,538	1,608,445

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Source: ICOP Digital, Inc.